Exhibit 5.24 P.O. Box 75505, 1070 AM Amsterdam Gustav Mahlerplein 50, Amsterdam

Global Crossing Limited

Wessex House

45 Reid Street

Hamilton HM12

Bermuda

Amsterdam, 29 June 2010

Our ref: 210000503/5365366.6

Dear Sirs,

1.	Introduction

We have acted as special Dutch legal counsel to:

a.	Global Crossing PEC Holdings B.V., with corporate seat in Naarden, The Netherlands;

b.	Global Crossing Nederland B.V., with corporate seat in Huizen, The Netherlands;

c.	Global Crossing PEC Nederland B.V., with corporate seat in Huizen, The Netherlands;

d.	GC Pan European Crossing Networks B.V., with corporate seat in Hilversum, The Netherlands; and

e.	GC IMPSAT Holdings Nederland B.V., with corporate seat in Amsterdam, The Netherlands,

Collectively, the “Companies” and each, a “Company”, in connection with the Documents (as defined below).

2.	Scope of investigation; definitions

For purposes of this letter, we have examined and relied solely upon the documents as listed in the annex hereto.

In addition on the date of this letter:

2.1.	each Chamber of Commerce has confirmed to us over the telephone that a trade register extract regarding the Companies dated today would contain the same information as is contained in the Extracts;

2.2.	the bankruptcy division (faillissementsgriffie) of the Amsterdam district court has confirmed to us over the telephone that no Company is listed in the register kept by that district court as having been declared bankrupt or granted suspension of payments; and

2.3.	we obtained a print of the Dutch online register for EU insolvencies kept pursuant to the EU Insolvency Regulation (as defined below) and available at http://www.rechtspraak.nl/Registers/Centraalinsolventieregister/EU-registraties.htm, confirming that no Company is listed in this Dutch online register as being the subject of any Insolvency Proceeding (as defined below) on the date hereof and/or on the date of the Documents,

(the confirmations contained in paragraphs 2.2 and 2.3 together, the “Non-Insolvency Confirmations”).

3.	Further definitions; interpretation

3.1.	In this letter:

“Articles” means the GC PEC Holdings Articles, the GCN Articles, the GC PEC Articles, the GC PECN Articles and the GC IMPSAT Articles;

“Chambers of Commerce” means the Gooi-, Eem- and Flevoland Chamber of Commerce and the Amsterdam Chamber of Commerce;

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek);

“Documents” means the documents as listed in the annex under “Documents”;

“Extracts” means the GC PEC Holdings Extracts, the GCN Extracts, the GC PEC Extracts, the GC PECN Extracts, and the GC IMPSAT Extracts;

“Dutch Law” means the laws of the Kingdom of the Netherlands excluding Aruba and the Netherlands Antilles (“the Netherlands”) as they currently stand and are applied by the courts of the Netherlands but excluding unpublished case law and case law available in electronic form only;

“Insolvency Proceeding” means each of the proceedings listed in Annex A or B of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings (OJ 2000, L 160, 1), as amended;

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“Power of Attorney” means the GC PEC Holdings Power of Attorney, the GCN Power of Attorney, the GC PEC Power of Attorney, the GC PECN Power of Attorney and the GC IMPSAT Power of Attorney; and

“Resolutions” means the GC PEC Holdings Managing Board Resolution, the GC PEC Holdings Shareholders Resolution, the GCN Managing Board Resolution, the GCN Shareholders Resolution, the GC PEC Managing Board Resolution, GC PEC Shareholders Resolution, the GC PECN Managing Board Resolution, GC PECN Shareholders Resolution, the GC IMPSAT Managing Board Resolution and the GC IMPSAT Shareholders Resolution.

3.2.	In this letter Dutch legal concepts are expressed in English terms. In some instances the Dutch terms expressing such concepts are mentioned for the purpose of clarification. These concepts of Dutch Law may not be identical to the concepts existing under the laws of other jurisdictions and described by the English terms used in this letter.

4.	Assumptions

For the purpose of this letter, we have assumed that:

4.1.	all documents reviewed by us as originals are true, complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same, and all such documents reviewed by us as drafts of documents or as fax, photo- or electronic copy of originals are in conformity with the executed originals thereof and such originals are true, complete and authentic and the signatures thereon are the genuine signatures of the individuals concerned;

4.2.	on the date of entering into the Documents none of the Companies has (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a demerger (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), (iv) been declared bankrupt (failliet verklaard), (v) been granted a (preliminary) suspension of payments ((voorlopige) surséance van betaling verleend) or (vi) been made subject to similar insolvency proceedings in other jurisdictions and no Company is subject to emergency measures (noodregeling) or a non-insolvency dissolution or liquidation, which assumptions are supported by the Non-Insolvency Confirmations, the Extracts and the confirmation referred to in paragraph 2.1 above;

4.3.	there is no reason to dissolve (ontbinden) any of the Companies;

4.4.	all factual matters, statements in documents, confirmations and other results of our investigation, relied upon or assumed herein (including but not limited to the factual statements made and the confirmations given in the Resolutions), were true and accurate on the date of the signing of the Documents and remain true and accurate on the date hereof;

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4.5.	there is no works council whose advice on the Companies’ entry into the Documents must be sought pursuant to the Dutch Works Councils Act (Wet op de ondernemingsraden);

4.6.	the Resolutions cannot be annulled (vernietigd) pursuant to error (dwaling), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) or threat (bedreiging) or any similar principle under any applicable law.

4.7.	Global Crossing PEC Holdings B.V. is the sole shareholder of Global Crossing PEC Nederland B.V., GC Pan European Crossing Networks B.V. and Global Crossing Nederland B.V.

4.8.	Global Crossing PEC Luxembourg II SARL is the sole shareholder of Global Crossing PEC Holdings B.V. and Global Crossing PEC Luxembourg II SARL has been validly represented with respect to each Resolution executed on its behalf.

4.9.	Global Crossing Holdings Limited is the sole shareholder of GC IMPSAT Holdings Nederland B.V. and Global Crossing Holdings Limited has been validly represented with respect to each Resolution executed on its behalf.

4.10.	the Resolutions remain in full force and effect without modification (although not constituting conclusive evidence thereof, failure to observe the provisions of the Articles and Dutch law relating to the making of the Resolutions is not apparent on the face thereof);

4.11.	(i) no requlations (reglement) have been adopted by any corporate body of any Company, and (ii) the Articles of each Company are its articles of association currently in force. The Extracts support item (ii) of this assumption;

4.12.	each Power of Attorney remains in full force and effect without modification and that no rule of law under the The Hague Convention on the Law applicable to Agency 1978 applies or may be applied to the existence and extent of the authority of any person who is authorised to sign the Documents on behalf of the Companies under the Power of Attorney, which adversely affects the existence and extent of that authority as expressed in the Power of Attorney;

4.13.	each party to the Documents other than the Companies has all requisite power and authority (corporate and otherwise) to enter into and perform the Documents;

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4.14.	the Documents have been duly and validly authorised and entered into by or on behalf of the parties thereto other than the Companies; and

4.15.	the terms and conditions set forth in the Documents are in conformity with (overeenstemming met) the intention (de wil) of each party thereto.

5.	Opinions

Based upon the foregoing and subject to any factual matters and documents not disclosed to us in the course of our investigation, and subject to the qualifications and limitations stated hereafter, we express the following opinions:

5.1.	Each Company has been duly incorporated and is validly existing as a legal entity (rechtspersoon) in the form of a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch Law.

5.2.	Each Company has the corporate power to enter into the Documents to which it is a party and to perform its obligations thereunder.

5.3.	Each Company has taken all necessary corporate action required by its Articles and Dutch law applicable to companies generally to authorise its entry into the Documents to which it is a party and the performance of its obligations thereunder.

5.4.	Each Company has validly signed and entered into the Documents to which it is a party.

5.5.	The entry into and performance of the Documents by any Company to which it is a party does not conflict with or result in a violation of its Articles or Dutch law applicable to companies generally.

6.	Qualifications

This letter is subject to the following qualifications:

6.1.	The opinions and statements expressed herein are subject to any limitations arising from or in connection with, and we do not express any opinion or statement as to the consequences of any Insolvency Proceeding or emergency measures, a non-insolvency dissolution or liquidation, a statutory merger or demerger, fraudulent conveyance (actio pauliana) and other laws of general application relating to or affecting the rights of creditors.

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6.2.	Under Dutch Law, a legal act (rechtshandeling) performed by a legal entity (including (without limitation) a guarantee or an agreement pursuant to which it guarantees the performance of or agrees to provide or provides security for obligations of a third party and an agreement pursuant to which it agrees to provide or provides security for any of its obligations and any other legal act having a similar effect and including (without limitation) an agreement pursuant to which it agrees to provide or provides security for its obligations under such guarantee, agreement or other act) may be nullified by any of its creditors if (a) it performed the act without an obligation to do so (onverplicht), (b) the creditor concerned was prejudiced as a consequence of the act, and (c) at the time the act was performed both it and (unless the act was for no consideration (om niet)) the party with or towards which it acted, knew or should have known that one or more of its creditors (existing or future) would be prejudiced.

6.3.	If a legal act (rechtshandeling) performed by a legal entity (including (without limitation) a guarantee or an agreement pursuant to which it guarantees the performance of, accepts joint and several liability for or agrees to provide or provides security for obligations of a third party, whether or not affiliated to such legal entity, and any other legal act having a similar effect and including (without limitation) an agreement pursuant to which it agrees to provide or provides security for its obligations under such guarantee, agreement or other act) exceeds the entity’s objects or is not in the entity’s corporate interest (i.e., is not in furtherance of the entity’s objects), the act may (i) exceed the entity’s corporate power, (ii) violate its articles of association and (iii) be nullified by it on the basis of section 2:7 of the DCC if the other party or parties to the act knew or should have known that the entity’s objects were exceeded or that the act is not in the entity’s corporate interest. In determining whether a legal act is in furtherance of the objects of a Company, it is important to take into account (a) the text of the objects clause in its Articles, and (b) whether a Company derives certain commercial benefit from the transaction in respect of which the legal act was performed.

6.4.	To the extent that Dutch Law applies, a power of attorney (volmacht) (including the appointment of an agent for purposes of service of process) (i) does not exclude the principal’s right to perform the legal acts covered by the power of attorney, (ii) can be irrevocable only to the extent it has been granted for the purpose of performing a legal act in the interest of the authorised person or a third party and is subject to any amendments made or limitations imposed by a court on serious grounds (gewichtige redenen), and (iii) will terminate upon the death of the attorney, upon the attorney being placed under guardianship (ondercuratelestelling), upon the attorney giving notice of termination (opzegging) and, if not irrevocable, upon revocation by the principal.

6.5.	The Extracts do not provide conclusive evidence that the facts set out therein are correct. However, under the Dutch 1996 Trade Register Act (Handelsregisterwet 1996), subject to limited exceptions, a company incorporated in the Netherlands cannot invoke the incorrectness or incompleteness of the information regarding it contained in a trade register extract against third parties who were unaware thereof.

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6.6.	We note that the Chamber of Commerce informed us over the telephone that GC IMPSAT Holdings Nederland B.V. has ceased its business (heeft haar ondernemingsactiviteiten gestaakt) in the Netherlands as per 1 July 2008. We note that the Chamber of Commerce has confirmed over the telephone that GC IMPSAT Holdings Nederland B.V. continues to exist as a legal entity.

6.7.	The Non-Insolvency Confirmations do not provide conclusive evidence that no Company has become the subject of an Insolvency Proceeding.

6.8.	We express no opinion with respect to any security right, security interest or lien purported to be created, established or made by or pursuant to any law (including as to the recognition and enforcement by the courts of the Netherlands) or with respect to any consents, approvals, licences, orders, notices, or filings necessary to ensure the validity or enforceability of any such security right, security interest or lien.

7.	Limitations

We express no opinion or statement on any law other than Dutch Law. Our investigation has further been limited to the text of the documents. We have not investigated the meaning and effect of any document governed by a law other than Dutch Law under that other law.

The opinions and statements expressed herein are rendered only as of the date of this letter and we assume no obligation to advise you of facts, circumstances, events or changes in Dutch Law that may hereafter arise or be brought to our attention and that may alter, affect or modify the opinions or statements expressed herein.

Nothing in this letter should be taken as expressing an opinion or statement in respect of any representations or warranties or other information contained in the Documents or any other document examined in connection with this letter except as expressly confirmed herein.

8.	Reliance

This letter may only be relied upon under the express condition that it and any issues of interpretation or liability arising thereunder will be governed by Dutch Law and be brought before a court of the Netherlands. In addition, this letter may only be relied upon under the express condition and limitation that any possible liability of Houthoff Buruma, its shareholders (including their directors) and employees is limited to the amount available and payable under Houthoff Buruma’s professional malpractice insurance coverage.

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This letter is addressed to you and may only be relied upon by you in connection with the transaction to which the Documents relate, and may not be relied upon by, be transmitted to, quoted or referred to in any public document or filed with any other person, firm, company, or institution without our prior written consent, other than your special counsel, Latham & Watkins LLP, solely in connection with the filing of the Registration Statement and its opinion with respect to the validity of the securities being registered thereunder.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act 1933 or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

HOUTHOFF BURUMA

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ANNEX

Documents

8.1.	an e-mailed copy received by us on 22 September 2009 of a signed copy of an Indenture dated 22 September 2009 and made between, amongst others, Wilmington Trust FSB as Trustee, Global Crossing Limited as the Company and GC IMPSAT Holdings Nederland B.V., Global Crossing PEC Holdings B.V., GC Pan European Crossing Networks B.V., Global Crossing PEC Nederland B.V. and Global Crossing Nederland B.V. as Guarantors (each such term as defined therein) (the “Indenture”).

8.2.	a conformed copy received by us on 19 June 2010 of a registration statement on Form S-4 originally filed on 18 June 2010 under Registration Number 333-167635 by the Issuer (as defined therein) and its co-registrants listed therein with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Trust Indenture Act of 1939, as amended, as the same may be ameded from time to time relating to the proposed issuance of (a) $ 750,000,000 in aggregate principal amount of the Issuer’s 12% Senior Secured Notes due 2015 and (b) guarantees of the New Notes by the Guarantors (each such term as defined therein) (the “Registration Statement”).

9.	Corporate Documents

9.1.	a faxed copy of a notarial copy of Global Crossing Nederland B.V.’s deed of incorporation dated 23 October 2000 containing, according to the GCN Extracts (as defined below), its current articles of association (the “GCN Articles”), as deposited with the Chamber of Commerce and Industry for Gooi-, Eem- en Flevoland.

9.2.	a faxed copy of a notarial copy of Global Crossing PEC Nederland B.V.’s deed of incorporation dated 2 February 1999, as deposited with the Chamber of Commerce and Industry for Gooi-, Eem- en Flevoland.

9.3.	a faxed copy of a notarial copy of Global Crossing PEC Nederland B.V.’s articles of association as most recently amended on 18 April 2006 (the “GC PEC Articles”) according to the GC PEC Extracts (as defined below), as deposited with the Chamber of Commerce and Industry for Gooi-, Eem- en Flevoland.

9.4.	a faxed copy of a notarial copy of GC Pan European Crossing Networks B.V.’s deed of incorporation dated 29 May 2001, as deposited with the Chamber of Commerce and Industry for Gooi-, Eem- en Flevoland.

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9.5.	a faxed copy of a notarial copy of GC Pan European Crossing Networks B.V.’s articles of association as most recently amended on 4 July 2003 (the “GC PECN Articles”) according to the GC PECN Extracts (as defined below), as deposited with the Chamber of Commerce and Industry for Gooi-, Eem- en Flevoland.

9.6.	a faxed copy of a notarial copy of GC IMPSAT Holdings Nederland B.V.’s deed of incorporation dated 1 February 2007, as deposited with the Chamber of Commerce and Industry for Amsterdam.

9.7.	a faxed copy of a notarial copy of GC IMPSAT Holdings Nederland B.V.’s articles of association as most recently amended on 8 May 2007 (the “GC IMPSAT Articles”) according to the GC IMPSAT Extracts (as defined below), as deposited with the Amsterdam Chamber of Commerce.

9.8.	a faxed copy of a notarial copy of Global Crossing PEC Holdings B.V.’s deed of incorporation dated 19 October 1998, as deposited with the Gooi-, Eem- and Flevoland Chamber of Commerce.

9.9.	a faxed copy of a notarial copy of Global Crossing PEC Holdings B.V.’s articles of association as most recently amended on 30 November 2007 (the “GC PEC Holdings Articles”) according to the GC PEC Holdings Extracts (as defined below), as deposited with the Gooi-, Eem- and Flevoland Chamber of Commerce.

9.10.	a faxed copy of a trade register extract regarding Global Crossing PEC Holdings B.V. obtained from the Gooi-, Eem- and Flevoland Chamber of Commerce and dated 15 June 2010 and an updated computer generated extract from the Chamber of Commerce (Kamer van Koophandel) and Industry for Gooi-, Eem- and Flevoland dated 29 June 2010 (the “GC PEC Holdings Extracts”).

9.11.	a faxed copy of a trade register extract regarding Global Crossing Nederland B.V. obtained from the Gooi-, Eem- and Flevoland Chamber of Commerce and dated 15 June 2010 and an updated computer generated extract from the Chamber of Commerce (Kamer van Koophandel) and Industry for Amsterdam dated 29 June 2010 (the “GCN Extracts”).

9.12.	a faxed copy of a trade register extract regarding Global Crossing PEC Nederland B.V. obtained from the Gooi-, Eem- and Flevoland Chamber of Commerce dated 15 June 2010 and an updated computer generated extract from the Chamber of Commerce (Kamer van Koophandel) and Industry for Gooi-, Eem- and Flevoland dated 29 June 2010 (the “GC PEC Extracts”).

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9.13.	a faxed copy of a trade register extract regarding GC Pan European Crossing Networks B.V. obtained from the Gooi-, Eem- and Flevoland Chamber of Commerce and dated 15 June 2010 and an updated computer generated extract from the Chamber of Commerce (Kamer van Koophandel) and Industry for Gooi-, Eem- and Flevoland dated 29 June 2010 (the “GC PECN Extracts”).

9.14.	a faxed copy of a trade register extract regarding GC IMPSAT Holdings Nederland B.V. obtained from the Amsterdam Chamber of Commerce and dated 15 June 2010 and an updated computer generated extract from the Chamber of Commerce (Kamer van Koophandel) and Industry for Gooi-, Eem- and Flevoland dated 29 June 2010 (the “GC IMPSAT Extracts”).

Corporate Resolutions

9.15.	a faxed copy of a written resolution of Global Crossing PEC Holdings B.V.’s board of managing directors (bestuur) dated 23 June 2010 (the “GC PEC Holdings Managing Board Resolution”), containing a power of attorney granted by Global Crossing PEC Holdings B.V. to inter alia each of its managing directors (the “GC PEC Holdings Power of Attorney”).

9.16.	a faxed copy of a written resolution of Global Crossing Nederland B.V.’s board of managing directors (bestuur) dated 23 June 2010 (the “GCN Managing Board Resolution”), containing a power of attorney granted by Global Crossing Nederland B.V. to inter alia each of its managing directors (the “GCN Power of Attorney”).

9.17.	a faxed copy of a written resolution of Global Crossing PEC Nederland B.V.’s board of managing directors (bestuur) dated 23 June 2010 (the “GC PEC Managing Board Resolution”), containing a power of attorney granted by Global Crossing PEC Nederland B.V. to inter alia each of its managing directors (the “GC PEC Power of Attorney”).

9.18.	a faxed copy of a written resolution of GC Pan European Crossing Networks B.V.’s board of managing directors (bestuur) dated 23 June 2010 (the “GC PECN Managing Board Resolution”), containing a power of attorney granted by GC Pan European Crossing Networks B.V. to inter alia each of its managing directors (the “GC PECN Power of Attorney”).

9.19.	a faxed copy of a written resolution of GC IMPSAT Holdings Nederland B.V.’s board of managing directors (bestuur) dated 23 June 2010 (the “GC IMPSAT Managing Board Resolution”), containing a power of attorney granted by GC IMPSAT Holdings Nederland B.V. to inter alia each of its managing directors (the “GC IMPSAT Power of Attorney”).

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9.20.	a faxed copy of a written resolution of Global Crossing PEC Luxembourg II S.A.R.L. in its stated capacity as Global Crossing PEC Holdings B.V.’s sole shareholder dated 23 June 2010 (the “GC PEC Holdings Shareholders Resolution”).

9.21.	a copy of Global Crossing PEC Holdings B.V.’s shareholders’ register as most recently amended on 30 November 2007 (the “ GC PEC Holdings Shareholders’ Register”).

9.22.	a faxed copy of a written resolution of Global Crossing PEC Holdings B.V. in its stated capacity as Global Crossing Nederland B.V.’s sole shareholder dated 23 June 2010 (the “GCN Shareholders Resolution”).

9.23.	a copy of Global Crossing Nederland B.V.’s shareholders’ register as most recently amended on 14 September 2007 (the “GCN Shareholders’ Register”).

9.24.	a faxed copy of a written resolution of Global Crossing PEC Holdings B.V. in its stated capacity as Global Crossing PEC Nederland B.V.’s sole shareholder dated 23 June 2010 (the “GC PEC Shareholders Resolution”).

9.25.	a copy of Global Crossing PEC Nederland B.V.’s shareholders’ register as most recently amended on 14 September 2007 (the “GC PEC Shareholders’ Register”).

9.26.	a faxed copy of a written resolution of Global Crossing PEC Holdings B.V. in its stated capacity as GC Pan European Crossing Networks B.V.’s sole shareholder dated 23 June 2010 (the “GC PECN Shareholders Resolution”).

9.27.	a copy of GC Pan European Crossing Networks B.V.’s shareholders’ register as most recently amended on 14 September 2007 (the “GC PECN Shareholders’ Register”).

9.28.	a faxed copy of a written resolution of Global Crossing Holdings Limited in its stated capacity as GC IMPSAT Holdings Nederland B.V.’s sole shareholder dated 23 June 2010 (the “GC IMPSAT Shareholders Resolution”).

9.29.	a copy of GC IMPSAT Holdings Nederland B.V.’s shareholders’ register as most recently amended on 14 September 2007 (the “GC IMPSAT Shareholders’ Register”).

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